EX-99.23.j

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated June 27, 2006 on the financial statements of the Pope Family of Funds, comprising Halter Pope USX China Fund as of April 30, 2006 and for the periods indicated therein and to all references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Pope Family of Funds Registration Statement on Form N-lA.

/s/ Cohen Fund Audit Services, Ltd.
Cohen Fund Audit Services, Ltd.
(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio
August 28, 2006